Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of WGNB Corp. of our report dated February 24, 2007 relating to our audit of the consolidated financial statements of First Haralson Corporation and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ PORTER KEADLE MOORE, LLP

Atlanta, Georgia
March 26, 2007